Exhibit 99.1

MySize Reports Third Quarter Financial Results

AIRPORT CITY, Israel – November 15, 2022 – MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today reported financial and operational results for the third quarter ended September 30, 2022.

Key Financial Highlights for the Third Quarter Ended September 30, 2022 Compared to Prior Year Period

●	Revenue increased 2242% to $726,000, primarily attributable to revenue generated following the acquisition of Orgad

●	MySizeID SaaS revenue increased 32% to $41,000

●	Operating loss decreased 2.5% to $1,975,000

●	Net loss was $2,026,000, effectively the same as the prior year period

●	Cash balance at September 30, 2022 of $4.6 million

●	Inventory balance at September 30, 2022 of $1.1 million

Recent Business & Operational Highlights

●	Acquired NaizFit of Spain, creating synergies that position MySize to become one of the leading measurement solution technology providers in the fashion industry and to accelerate growth by broadening tech solution offerings, expanding European footprint, global marketing & sales infrastructure; Naiz Fit revenues will be reflected MySize’s Q4 results

●	Launched JV with Santista Textil to serve $33 billion apparel market in Brazil; MySize Brazil will deliver Brazilian retailers, brands, and e-commerce companies access to MySize’s MySizeID and Naiz Fit sizing solutions and its First Look Smart Mirror as well as Santista’s sustainable tech solutions

●	7 for All Mankind (Brazil), a premium global clothing brand, licensed MySizeID apparel sizing solution to boost sales, reduce returns, and increase environmental sustainability

●	British Luxury Brand Temperley London licensed MySizeID to support its commitment to sustainability while enhancing business economics and user experience

Management Commentary

“We are very excited about our company’s near and long-term outlook following the closing of our second acquisition this year. By bringing Naiz Fit and Orgad into the fold, MySize has created multiple and complimentary revenue streams. These acquisitions are highly strategic, placing MySize well on its way to becoming a leader in the fashion-tech industry and consolidator of sizing solutions,” stated MySize CEO Ronen Luzon.

“Our year-over-year revenues continued to increase, driven by Orgad, and with the holiday shopping season upon us, we expect a significant quarter-over-quarter revenue increase in the fourth quarter. We expect 2022 year-end revenues in the range of $4 to $5 million.”

“In 2023, we believe we are positioned to generate high-margin recurring revenue streams from our growing suite of patent-protected fashion tech SaaS products including the MySizeID and Naiz Fit sizing solutions, and Naiz Fit’s Smart Catalogue. These software-based solutions increase retailers’ ROI, while generating gross margins of up 80% for MySize.”

“Two important market trends that we believe will drive demand for MySize’s products in 2023 are environmental sustainability and the rise of hybrid shopping.”

“With an estimated 5 billion pounds of returns ending up in Iandfills, consumers, retailers, and brands have more information than ever about the impact of their choices on the environment and they are increasingly willing to take action to increase sustainability and mitigate waste. Correct sizing reduces returns and waste. Beyond improved ROI for companies that adopt our sizing solutions, we are increasingly seeing sustainability as a driver for our business growth.”

“The fashion retail business is evolving into a hybrid experience, with digital-savvy consumers eager to use technology that enhances their shopping in physical stores. Our FirstLook Smart Mirror, soon to be installed in stores, addresses this need by delivering personalized fit and product recommendations, a 3D “try-it-on” interactive avatar experience, speed shopping, and self-checkout. While self-checkout has become a standard offering in grocery and other general retail stores, this is a new concept for apparel, and MySize is positioning to lead the space.”

“MySize continues to innovate and we will be opportunistic with acquisitions that support our leadership position in sizing solutions and that drive revenues and margins,” Luzon concluded.

Financial Results for Three Months Ended September 30, 2022

●	Revenue for the three months ended September 30, 2022 increased by 2242% to $726,000 compared to $31,000 for the three months ended September 30, 2021. The increase was primarily attributable to $685,000 in revenue generated from Orgad during the third quarter of 2022.

●	Gross profit for the three months ended September 30, 2022 was $(151,000) compared to $31,000 for the three months ended September 30, 2021. Cost of revenues increased in comparison with the corresponding period of 2021 due to the cost of goods of the revenues generated from Orgad’s operations, as well as cash and equity liabilities expenses related to the Orgad acquisition.

●	Operating loss for the three months ended September 30, 2022 totaled $1,975,000 a decrease of $51,000 compared to operating loss of $2,026,000 for the three months ended September 30, 2021.

●	Net loss for the three months ended September 30, 2022 was $2,026,000, compared to a net loss of $2,008,000 for the three months ended September 30, 2021. The resulting EPS loss per share was ($0.08) for the three months ended September 30 2022, compared to ($0.13) for the three months ended September 30, 2021.

●	Cash and cash equivalents totaled $4.6 million at September 30, 2022.

●	The Company has no material long-term debt on its balance sheet.

About MySize Inc.

MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

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To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:
Or Kles, CFO
ir@mysizeid.com